Exhibit 10.4

PROMISSORY NOTE

Borrower:	Heckmann Corporation of 75080 Frank Sinatra Dr. Palm Desert, California 92211

Lender:	Richard J. Heckmann

Principal Amount:	$258,300.00

1. FOR VALUE RECEIVED, Heckmann Corporation promises to pay to Richard J. Heckmann, at such address as may be provided in writing to Heckmann Corporation, the principal sum of two hundred fifty thousand ($258,300.00) USD or such lesser amount, as the case may be, equal to the funds advanced by Richard J. Heckmann to or on behalf of Heckmann Corporation, with interest payable on the unpaid principal at the rate of 3.60 percent per annum, calculated half-yearly not in advance. Documentation to substantiate all amounts advanced to or on behalf of Heckmann Corporation pursuant to this Note shall be attached hereto as such funds are so advanced.

2. This Note will be repaid in full on December 1, 2007.

3. At any time, Heckmann Corporation may pay the outstanding balance then owing under this Note to Richard J. Heckmann without further bonus or penalty.

4. This Note will be construed in accordance with and governed by the laws of the State of California.

5. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

6. All costs, expenses and expenditures including, and without limitation, the reasonable legal costs incurred by Richard J. Heckmann in enforcing this Note as a result of any default by Heckmann Corporation, will be added to the principal then outstanding and will immediately be paid by Heckmann Corporation.

7. This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Heckmann Corporation and Richard J. Heckmann. Heckmann Corporation waives presentment for payment, notice of non-payment, protest and notice of protest.

8. Mandatory prepayment. In the event that an initial public offering for Heckmann Corporation (the “IPO”) is completed before December 1, 2007, Heckmann Corporation will make full repayment of this Note within seven days following the IPO closing date.

IN WITNESS WHEREOF Heckmann Corporation has duly affixed its signature by a duly authorized officer under seal on this 4th day of June, 2007.

SIGNED, SEALED, AND DELIVERED

this 4th day of June, 2007.

Heckmann Corporation

By:	/s/ Richard J. Heckmann
Name: Richard J. Heckmann Title: Chief Executive Officer